Exhibit 99.3

ir@medicinemantechnologies.com

Letter to Shareholders

February 2019

Dear Fellow Shareholders:

As Co-Founder and Chief Executive Officer of Medicine Man Technologies, Inc. (OTCQX: MDCL), I want to thank you for being a shareholder in our company at such an exciting time in our growth. In the decade since our founding, we have grown and expanded from being a first mover in the cannabis industry to becoming a rapidly growing, widely recognized and award-winning brand through our expertise and intellectual property.

The acquisition of Medicine Man Denver and MedPharm Holdings, LLC, expected to close in 2019, transforms the Company from providing services and products in the cannabis industry to a major, vertically integrated cannabis brand servicing domestic and foreign markets. The post-acquisition company will have strong competitive advantages as the first cannabis operator with a state-issued cannabis research license and a pending application for a federal research bulk manufacturer license to provide cannabis and cannabis dosage forms to researchers around the country. The MedPharm transaction is expected to close by the end of the first quarter. We have a footprint in the medical cannabis market and will soon begin clinical trials on the study and impact of cannabis on dementia patients.

Medicine Man Technologies continues to expand with new products and services that provide value across the entire cannabis industry. All of these new capabilities are built on top of our hands-on company culture that has developed organically over time. Our culture gives us a competitive advantage by helping maintain customer relationships and facilitating knowledge transfer within the company as we grow. This team dynamic has been instrumental in identifying cutting-edge technologies that are both innovative and groundbreaking to set industry standards for our peers, partners and customers. Today we operate in 18 states and seven countries. We believe that with the pending acquisitions of Medicine Man Denver and MedPharm we are on a trajectory that will add to our top-line growth, as well as increase our cash flow and the footprint of the company.

Post-acquisition, Medicine Man Technologies will:

•	Be on a $40+ million-a-year run rate

•	Have retail, cultivation, extraction, formulation and distribution relationships in 18 states

•	Offer retail pharmaceutical-grade and recreational cannabis products direct to consumers and dispensaries from a GMP-certified facility

•	Provide turnkey solutions and supplies for cannabis cultivators

•	Present a compelling opportunity to accelerate our clinical research with cannabis

•	Provide best-in-class extraction and product development services to partners

•	Have an executive team with unparalleled cannabis experience, which now includes a new Chief Operating Officer with business scaling experience in both media and private equity of entities up to $200 million in annual revenue and $100 million annual EBITDA

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ir@medicinemantechnologies.com

Medicine Man Denver now has four retail locations across Colorado and a 40,000-square-foot cultivation operation to deliver a consistent supply of high-grade product to the marketplace. MedPharm adds 13,000 square feet of cultivation, manufacturing and research space. You can access information on all our companies as well as see a virtual tour of the MedPharm facility, on our website, at www.MedicineManPortal.com.

MedPharm currently holds patents on a precise-dose packaging product and an intellectual property for a water-soluble powdered cannabinoid. The packaging allows for accurately dosed cannabis with optimized delivery using MedPharm’s Lipophilic Enhanced Absorption Formula (L.E.A.F.). The powdered cannabinoids also use MedPharm’s L.E.A.F. technology to deliver a product that mixes into water clearly, without any taste, smell or residue, and increases overall bioavailability. MedPharm recently announced the release of its Melts product, a dissolvable oral strip packed with cannabinoids. MedPharm has the capability to target any mix of cannabinoids that might be specified for a research project.

MedPharm helps establish Medicine Man Technologies as a leader in proprietary branded products and research. The three popular MedPharm brands—Aliviar, become and BATCH—provide us with proprietary product lines that we can build upon to further our existing brand recognition. Aliviar is a medically focused line with proprietary blends: Elevated, Balanced and Mellow. become is a pure cannabis concentrate with various ratios of cannabinoids marketed to the female demographic, and BATCH is a high-quality line of extracts for the connoisseur.

MedPharm Holdings, LLC also has two licensees, MX, LLC and MedPharm Iowa, an additional vertically integrated medical marijuana operation in Iowa. MedPharm’s influence goes well past domestic markets, as we are currently solidifying an international expansion in South America and evaluating opportunities on other continents.

The cannabis research license from MedPharm enables us to develop products using our best-in-class extraction, analytical testing, formulation development and pharmaceutical-grade products to help better understand various disease states. The MedPharm research license in Colorado allows us to conduct our own cannabis research and work directly with clinical researchers on studies to advance the science of cannabis. This research could lead to our plans for intellectual property for the legal cannabis market and prescription products, including our plans for conducting studies for Alzheimer’s and dementia.

Defining the Value of the Acquisitions

The processes and supply chains of Medicine Man Technologies combined with MedPharm Holdings and Medicine Man Denver will lead to a more efficient company.

We anticipate faster “seed-to-shelf” retail processes for Medicine Man stores. MedPharm clients will now have access to a larger variety of products and services, including extraction, analytical testing and pharmaceutical-grade dosage forms, providing additional revenue expansion opportunities. Cross-selling of our proprietary products and services should also drive revenues, expand margins and drive gross profits.

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ir@medicinemantechnologies.com

We believe the MedPharm brand makes Medicine Man Technologies a truly cutting-edge industry leader with our research resources and capabilities beyond any other company of our size. Medicine Man Technologies is already looking forward to 2020 and beyond by implementing several new long-term future growth drivers with MedPharm and Medicine Man Denver. The following are some of these initiatives:

-	Combine resources such as intellectual property, facilities, and research and development teams, and streamline application processes

-	Continue cross-selling on-site at retail stores, via online and social media advertising

-	Enter into new markets at discounted costs due to prior brand and client relationships

-	Continue to target strategic business developments to add to our value and growth

The Denver Deal

Later in 2019, the Colorado Legislature is expected to pass House Bill 1090, the bill that repeals the provision that prohibits publicly traded companies from holding a marijuana license.

The passing of this bill would finalize a binding agreement that allows for Medicine Man Technologies to acquire the Colorado licensee Medicine Man Denver.

Medicine Man Denver is a pioneering operator that helped establish the state’s cannabis industry over the past decade, with brand recognition that stretches across the United States. Its operations include one of the largest cultivation facilities in Colorado, at 40,000 square feet, as well as four retail locations across the state. These resources will attract new clients from both foreign and domestic markets.

Success Nutrients Product Line

Developed by growers, our Success Nutrients is our nine-part product line that includes all the micronutrients and macronutrients found to produce the most grams per square foot while achieving the highest quality of plant possible. Success Nutrients complements our vertically integrated business, and with the continued relaxing of both state and federal laws, including the 2018 Farm Bill, we believe we are in a truly unique position to capitalize on both domestic and foreign markets for cannabis nutrients.

Excellent Executive Additions

To manage operations, we hired marketing and operations veteran, Joe Puglise. Since his hiring in mid-December, Joe has already made a strong impact in daily sales management and general operations activities. He previously served as the President of New York properties for iHeart Media, overseeing 300 employees, $200 million in annual revenue and $100 million in annual EBITDA. Joe’s experience, matched with our operational efficiency, will drive our operational excellence.

Our Chief Revenue Officer, Joshua Haupt, penned “Three A Light,” his popular industry growing guide for growing three pounds of cannabis per grow light. His handbook has over $1 million in book sales and is embraced by both industry growers and experts. Medicine Man Technologies acquired Joshua’s company in 2017 to add to our best-in-class reputation for cultivation and extraction expertise. Medicine Man Technologies is currently harvesting 800 grams per square foot, nearly triple the industry high of 300 grams per square foot. As we scale larger in operations, this efficiency will result in larger returns for shareholders.

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ir@medicinemantechnologies.com

Time of Transition

It was with a heavy heart that I assumed my current role in December after the passing of Medicine Man Technologies Co-Founder, Brett Roper. Brett led the development of Medicine Man Technologies into a vertically integrated brand with national exposure, and he was like a brother to me. Brett will be greatly missed, and we will honor him by diligently striving to achieve the vision he was working toward—to be one of the premier cannabis companies in the industry.

Conclusion

When compared to peers in our industry, Medicine Man Technologies’ transformation into a vertically integrated operator presents a rare opportunity for investors. Many of our peers are trading at 5 to 20 times greater valuation multiples. The revenue comparison below does not take into consideration the additional revenues we anticipate from the acquisitions announced and discussed earlier in this letter. Taking those into consideration, we believe the value proposition of our company is even more attractive to the marketplace.

Company	US Ticker	CAD Ticker	Revenues (ttm)		Market Cap		Revenue Multiple
Canopy Growth Corp.	NYSE: CGC		$ 88.0	USD	$ 10,900.0	USD	123.9
Aurora Cannabis	NYSE: ACB		$ 55.2	USD	$ 5,520.0	USD	100.0
Hydropothecary	NASDAQOTH:HYYDF	TSX: HEXO	$ 10.5	CAD	$ 947.4	CAD	90.6
Acreage Holdings (1)	-	CSE: ACRG.U	$ 10.6	USD	$ 910.2	USD	85.9
OrganiGram Holdings	NASDAQOTH: OGRMF	TSXV: OGI	$ 11.9	CAD	$ 616.7	CAD	51.7
Aphria	NASDAQOTH: APHQF	TSX: APH	$ 44.1	CAD	$ 1,895.7	CAD	43.0
MedMen	OTC: MMNFF	CSE: MMEN	$ 59.3	USD	$ 1,315.2	USD	22.2
Medicine Man Technologies	OTCQX: MDCL		$ 8.4	USD	$ 53.9	USD	6.4

As of 12/20/18 - Sources: Yahoo Finance, OTC Markets, SEDAR Filings - (1)$10.6 for first 9 months of 2018. Zero for Q4 2017.

Medicine Man Technologies is a world-class brand with a national footprint within the cannabis industry and the combination of MedPharm Holdings and Medicine Man Denver presents our shareholders and prospective investors with a compelling opportunity for future growth and returns. We believe we are well positioned going into the next phase of our growth and in an industry landscape that is thriving with opportunities.

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ir@medicinemantechnologies.com

On behalf of the entire Medicine Man family, we thank you for your participation with our brand and offer you the best of wishes for a prosperous 2019.

Sincerely,

Andy Williams

Co-Founder & Chief Executive Officer

SAFE HARBOR: This shareholder letter may contain forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, as well as statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements, due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors, including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and the long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

www.medicinemantechnologies.com

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Investor Relations Contact: ir@medicinemantechnologies.com 1-866-348-1997	OTCQX:MDCL www.medicinemantechnologies.com

Medicine Man Technologies (MMT) is an experienced first-mover and fully integrated operator in the cannabis industry, offering consulting, retail pharma-grade products and turnkey solutions for cannabis cultivators for over a decade. MMT is leveraging expertise and intellectual property to vertically integrate research, retail, cultivation, formulation and distribution operations with active and past clients in 18 states and seven countries.

•	150%+ year-over-year profitable growth

•	Consistent 186% YOY growth

•	Provides consulting services to secure licenses in states with new and emerging regulations

•	Line of successful selling products, including Success NutrientsTM (plant nutrients), Three A LightTM top-selling cannabis growing book, and a full suite of cultivation supplies from the Hydroponic store Big Tomato

•	Pending acquisition deals for MedPharm Holdings, LLC and Medicine Man Denver will push the company over $40 million annual revenue run rate upon close

Vertically Integrated Cannabis Operator	National Operations in 18 States	Rapid Growth

Recent Highlights

•	Q3 2018 revenues = $4,647,163, an exact increase of 400% compared to Q3 2017 revenues

•	Entered into an agreement to acquire MedPharm Holdings, LLC, an IP development and holding company focused on cannabis research and product/brand development

•	Announced binding agreement expected to lead to the near-term acquisition of Colorado licensee Medicine Man Denver (MMD)

Key Growth Drivers

Brand: Established leader with industry awards, leading brands and products that generate tens of millions of dollars in annual revenue. Pending acquisition of MedPharm provides best-in-class expertise, product and manufacturing. The Company is also in the process of acquiring Medicine Man Denver, operator of a 40,000-sq.ft. facility in Denver — one of the largest cultivation facilities in Colorado — and cannabis retail stores throughout the state.

Best-in-Class Operations: MMT has earned a “best-in-class” reputation for its cultivation and extraction expertise, currently harvesting 650 grams per sq.ft. compared to industry-high of 300 grams per sq.ft. This best-in-class reputation also extends to product formulation, research and analysis, cannabinoid and terpene purification, brands and retail operations.

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Market Opportunity:

ð	Legalized global marijuana market to reach $146.4 billion by 2025 (Grand View Research, Inc.)

ð	Medical marijuana is legal in 33 states & recreational marijuana is legal in 10 states and Washington, DC

ð	21 foreign countries/territories have legalized cannabis fully or partially for medical and/or adult use

ð	The highly anticipated removal of hemp (CBD) from prohibition in the 2018 U.S. Farm Bill

ð	Colorado State Legislature is expected to pass House Bill 1090, repeals the provision that prohibits publicly traded companies from holding a marijuana license

ð	Proposed U.S. Congress States Act would amend the Controlled Substances Act so state compliance is all that is needed for cannabis companies

Management & Partnerships: The Company’s team is composed of established early-industry adapters and respected cannabis experts with a variety of experience representing cultivation, processing and dispensary operations, finance, research, product and brand development, compliance, training, design and administration management.

Market Snapshot—OTCQX:MDCL

Price: $1.90 (3/04/19)	Average Volume: 98K	52-Wk. Range: $1.06-$2.53	Shares Outstanding: 27.5M	Market Cap: $52.3M

Price and volume quotes from Yahoo! Finance and other reliable sources

MDCL Undervalued vs. Comparables

Pending Acquisition

MedPharm Holdings, LLC

•	Cultivates, processes and formulates to pharma standards for both medical and recreational users
•	Drives innovation via pharma background and methodologies
•	Brands: Become (concentrates), Batch (dosed oils and concentrates) and Aliviar (creams, tinctures, capsules, pills and other pharmaceutical-grade dosage forms)
•	Domestic and Foreign Expansion: Iowa, Pennsylvania and Colombia
•	Revenue-positive, profitable 2019
•	Licensing: Colorado’s first cannabis research license and pending federal research license

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Specialist Store

The Big Tomato is a hydroponic specialist store selling grow lights, nutrients, equipment, water pumps and more nationwide.

Services

Consulting: Pre-licensure consulting services that support state application processes, with the goal of helping clients secure a state-issued operating license. Proven operational experience and state-of-the-art technology are implemented for successful results.

Dispensary Operations:State-of-the-art dispensary model ensures that patients and consumers have safe and secure access to a variety of medical and/or recreational products.

Cultivation Technology: Risk-averse cannabis cultivation technology delivers consistent, high-quality, high-yield production within a “clean-room” environment. Licensure services provide standard operating procedures for all phases of commercial and industrial cannabis cultivation, from clone to counter.

Products

Success NutrientsTM

•	Superior products for gardeners, a nine-part line is the culmination of all the micro and macro nutrients found to produce the most grams per square foot, while achieving the highest quality.

Three A LightTM

•	Covers the nine vital gardening components to achieving your highest average yield per light. A step-by-step guide from seed to finished flower, providing a simple approach to a very thorough and extensive process. App available on the iPhone.

Thornton Cannibis Dispensary	Cannabis Facility—Mezanine	Cannabis Cultivation

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Management Team

Andy Williams, CEO — Andy is the Co-Founder of Medicine Man Technologies and CEO of Medicine Man in Colorado. A US Army veteran, in 2009 Andy and his brother Pete launched Medicine Man with the concept of being the “Costco of marijuana.” A decade later, Medicine Man is a $25 million-a-year corporation.

Joe Puglise, COO — Joe is a media veteran with over two decades of experience, including direct oversight of 300 employees, $200M in annual revenue and $100M in annual EBITDA. He has also been a private equity partner and board member.

Joshua Haupt, CRO — Joshua is author of “Three A Light," a growing guide that outlines his own proven method and best practices for growing three pounds per light. He is also a founder of Success Nutrients, a product line for cannabis growers. His company was acquired by MMT in 2017.

Jonathan Sandberg, CFO — Jonathan oversees all aspects of the Company’s finances, including the creation and management of budgets, preparation of financial statements and reporting to the board and general public.

SAFE HARBOR: This fact sheet may contain forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, as well as statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the US Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements, due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors, including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and the long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

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